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THE L.E. MYERS CO. GROUP

                                                                      EXHIBIT 11

SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share data)

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
- ------------------------------------------------------------------------------------        ------------------------
PERIOD ENDED JUNE 30                                              THREE MONTHS                      SIX MONTHS
- ------------------------------------------------------------------------------------        ------------------------
                                                               1995           1994             1995           1994
                                                           ----------     ----------       ----------      ---------
Primary income per share
Net income                                                 $    1,005     $      742        $   1,257      $     768
                                                            ------------------------          ----------------------
Weighted average number of common shares
  outstanding during the period                                 2,380          2,385            2,380          2,389


Add - common equivalent shares (determined
  using the "treasury stock" method)
  representing shares issuable upon
  exercise of the common stock equivalents                        149            105              146            105
                                                            ------------------------          ----------------------

   Weighted average number of shares
      for income per common share                               2,529          2,490            2,526          2,494
                                                            ========================          ======================

Income per share - primary                                 $      .40     $      .30        $     .50      $     .31
                                                            ========================          ======================

Fully diluted income per share
Net income                                                 $    1,005     $      742        $   1,257      $     768

Add interest on subordinated convertible
  debentures, net of tax                                           58            N/A              116            N/A
                                                            ------------------------          ----------------------
                                                           $    1,063     $      742        $   1,373      $     768
                                                            ------------------------          ----------------------

Weighted average number of common shares
  outstanding during the period                                 2,380          2,385            2,380          2,389

Add

- - Common equivalent shares (determined
  using the "treasury stock" method)
  representing shares issuable upon
  exercise of the common stock equivalents                        149            105              146            105


- - Shares assumed converted from subordinated
  convertible debentures                                          450            N/A              450            N/A
                                                            ------------------------          ----------------------
                                                                2,979          2,490            2,976          2,494
                                                            ========================          =======================

Income per share - fully diluted                           $      .35     $      .30        $     .46      $     .31
                                                            ========================          =======================
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